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                                                                    EXHIBIT 99.1
                                   PROSPECTUS

                       THE TRACKER CORPORATION OF AMERICA

           1,400,000 SHARES OF COMMON STOCK, PAR VALUE $.001 PER SHARE

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         All 1,400,000 shares of the Common Stock, $0.001 par value per share, may be offered for sale from time to time by and for the account of certain stockholders of The Tracker Corporation of America (the "Selling Securityholders") or by pledges, donees, transferees or other successors in interest of such Selling Securityholders. See "Selling Securityholders." Such sales may be made in the over-the-counter market or otherwise, at prices and at terms then prevailing, at prices related to the then current market price or in negotiated transactions. See "Plan of Distribution."

         The Tracker Corporation of America (the "Company" or "Tracker US") will not receive any of the proceeds of the sale of the Common Stock offered hereby. All expenses relating to the distribution of the Common Stock are to be borne by the Company, other than selling commissions and fees and expenses of counsel and other representatives of the Selling Securityholders. The Company's Common Stock is traded in the over-the-counter market under the symbol "TRKR." On October 4, 1996, the high and low bid prices of the Common Stock were $0.24 per share and $0.031 per share, respectively.

   THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF
             RISK. SEE "RISK FACTORS" ON PAGE 3 OF THIS PROSPECTUS.

                              --------------------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
      ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                              --------------------

         No person is authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of these securities in any state to any person to whom it is unlawful to make such offer or solicitation in such state. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

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                The date of this Prospectus is October 15, 1996.

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                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Seven World Trade Center, Suite #1300, New York, New York, 10048 and at 500 West Madison Street, Suite #1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Company is an electronic filer and the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding electronic filers.

         The Company will furnish its stockholders with annual reports containing audited financial statements.

         The Company has filed with the Commission a registration statement on Form S-8 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at the address set forth in the preceding paragraph.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission are incorporated herein by reference and shall be deemed to be a part hereof.

         1. The Company's Annual Report on Form 10-K for the year ended March 31, 1996.

         2. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since March 31, 1996.

         In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of the Registration Statement of which this Prospectus is a part and prior to the filing of a post-effective amendment which indicates that all securities offered thereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated in the Registration Statement by reference and to be a part thereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of all of the documents referred to above which have been or may be incorporated by reference in this Prospectus (other than certain exhibits to such documents). Requests should be directed to Mark J. Gertzbein, Corporate Secretary, The Tracker Corporation of America, 180 Dundas Street West, Suite #1502, Toronto, Ontario Canada M5G 1Z8, telephone (416) 595-6222.


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                                TABLE OF CONTENTS

Risk Factors..............................................................   3
The Company...............................................................  14
Use of Proceeds...........................................................  16
Selling Securityholders...................................................  16
Plan of Distribution......................................................  18
Description of Securities.................................................  18
Indemnification of Directors and Officers.................................  29
Legal Matters.............................................................  30

                                  RISK FACTORS

         The securities offered by this Prospectus are speculative and involve a high degree of risk. In addition to the other information in this Prospectus, prospective investors should carefully consider the following factors in evaluating a purchase of securities offered by this Prospectus.

LACK OF PROFITABILITY; CONTINUING LOSSES EXPECTED; INDEPENDENT ACCOUNTANTS' CONCERN ABOUT THE COMPANY'S ABILITY TO CONTINUE AS A GOING CONCERN

         Prior to its acquisition of Tracker Canada in July 1994, Tracker U.S. had been inactive for several years and had conducted no significant operations or activities. Tracker Canada, which originated the Company's present line of business, was founded in May 1993. During the three month period ended June 30, 1996, the Company incurred a net loss of $1,262,712 and, at the end of such period, had an accumulated deficit of $14,465,450. During the fiscal year ended March 31, 1996, the Company incurred a net loss of $6,090,730. The Company expects to continue to incur losses through at least March 31, 1997. From the date of inception (May 6, 1993) through June 30, 1996, the Company had realized revenues of only $182,581. The report of independent accountants covering the Company's financial statements for the year ended March 31, 1996 expresses substantial doubt about its ability to continue as a going concern because it is a development stage company and has not yet been able to generate significant revenues or attract outside financing. There can be no assurance that the Company will be able to attract significant outside financing on terms acceptable to the Company or that the Company will achieve profitable operations. If the Company is unable to attract such financing or achieve profitable operations, it may be forced to cease or significantly limit its operations. See "RISK FACTORS - Additional Financing Requirements."

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EARLY STAGE OF COMPANY; FAILURE OF CERTAIN MARKETING CAMPAIGNS

         The Company is a development stage company that has developed and has begun to market, sell and operate its personal property identification and recovery system and its card registration service. To date, the Company has generated only modest sales. Further, two of the Company's television test marketing efforts, both of which were through L.L. Knickerbocker Company, Inc. ("Knickerbocker"), resulted in substantially less sales of the Company's personal property identification and recovery service than the Company had anticipated. First, Knickerbocker in November 1995 launched an unsuccessful television test marketing campaign that aired via broadcast television in six markets in the United States and nationally via certain cable television channels. Second, through Knickerbocker, the Company obtained a purchase order from The Home Shopping Network for 2,500 personal property protection ("Tracker Plus") kits. The Company's appearance on The Home Shopping Network in June 1996, however, resulted in sales by The Home Shopping Network of only nine of the kits. Accordingly, there can be no assurance that the Company will gain acceptance of its system by the public.

         The Company's operations and resulting cash flows are subject to all of the risks inherent in an emerging business enterprise. The commercial introduction of the Company's services will present marketing and financial challenges for the Company. To achieve significant revenues and profitable operations on a continuing basis, the Company must successfully market, sell and operate its services. There can be no assurance that the Company will be able to do so. In addition, although the Company has been generating ongoing revenues since December 31, 1995, there can be no assurance that sales made by the Company will be at volumes and prices sufficient for the Company to achieve profitable operations.

LACK OF FORMAL AGREEMENTS WITH MANUFACTURERS TO APPLY THE COMPANY'S CODING AT THE SOURCE OF MANUFACTURE

         The Company plans to expand its recovery service by having manufacturers of products such as computer chips, bicycles, power tools, electronic equipment, cameras and auto parts apply the Company's coding, through laser etching or other methods, directly onto or into products at the source of manufacture. Currently, the Company does not have a contract with any manufacturers to laser etch the Company's coding or to directly apply the Company's coding at the source of manufacture using any other method. There can be no assurance that the Company will be able to successfully expand its service in this fashion.

REMOVAL OF THE IDENTIFICATION LABELS

         The Company offers its members special encoded labels that are attached to the members' personal possessions and contain ownership information in advanced bar code form (PDF 417 symbology). Although the Company believes that its labels provide a better method of identification that will remain on possessions and will remain intact because the labels: (i) use a 1.0 mil strong, permanent acrylic adhesive; (ii) have high cohesion; (iii) have good resistance to heat, cold and ultraviolet rays; (iv) have good quick-stick, peral and shear strength; (v) include a hard layer coating on the exterior of the label for abrasion resistance and resistance to solvents; and (vi) are read by PDF 417 technology which allows scanning even if the labels are partially defaced, there can be no assurance that the Company's labels will not be removed. Any failure of the labels to adhere properly could damage the credibility of the Company's personal property identification and recovery service and could have a material adverse effect on the Company's business, operating results and financial condition.


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ABILITY OF THE COMPANY TO ESTABLISH AND LOCATE SCANNERS

         The Company has begun to locate the scanning equipment required to scan the PDF 417 encoded labels at key points of recovery in major metropolitan areas in North America. As of June 25, 1996, the Company had installed 40 scanners in Canada. Additionally, as of June 25, 1996, the Company has letters of intent from more than 125 police, sheriff and other locations throughout the United States to accept the Company's scanners but had installed only 16 scanners in the United States pursuant to those letters of intent. There can be no assurance, however, that these letters of intent will result in additional placed scanners or that the Company will be able to continue to establish strategic or centrally located scanners throughout a wide geographic area. Any failure to place additional scanners could damage the credibility of the Company's personal property identification and recovery service and could have a material adverse effect on the Company's business, operating results and financial condition.

ABILITY OF THE COMPANY TO OPERATE A LARGE INFORMATION SYSTEMS DATABASE; LIMITED EXPERIENCE OF EXISTING PERSONNEL

         After a member's lost item has been found and scanned, the labels are linked electronically to a central computer database maintained and operated by the Company, which contains membership information that permits the Company to identify the member who owns a retrieved article. Although the Company does not expect to encounter any difficulty in operating or maintaining a large database, the Company's existing personnel has not previously operated or maintained any other large database and therefore their experience is limited. To ensure the security and integrity of its membership and recovery code databases, the Company uses a combination of program design, technology and Company policies. No security system or procedures are foolproof and many aspects of the Company's operations involve some degree of security risk. Any material breach of security could have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON THIRD PARTY MARKETING COMPANIES

         The Company is dependent to some extent on the marketing efforts of third party marketing companies. For example, with respect to the Company's personal property identification and recovery service, on April 8, 1996, the Company entered into a marketing agreement with Tracker Referral Network International, Inc. ("Tracker Referral"), a direct sales company in the business of marketing through independent distributors using a proprietary marketing plan. Under the agreement, Tracker Referral was appointed as the Company's exclusive multi-level marketing company in the United States and was granted non-exclusive rights to make direct commercial sales to third party businesses in the United States, in both cases provided that certain sales quotas are achieved. The agreement is for an initial term of five years and automatically renews for an additional five years upon Tracker Referral's attainment of the specific sales quotas. Additionally, the Company is obligated to provide the Company's products and marketing materials to Tracker Referral at prices specified in the agreement. With respect to the Company's card registration service, the Company has entered into an independent contractor agreement with Datatrack, Inc. ("Datatrack") pursuant to which Datatrack conducts telemarketing efforts for the Company in the United States. Provided certain sales quotas are met, the agreement runs for consecutive automatically renewing one year terms and provides Datatrack a right of first refusal to provide services to the Company if the business is expanded beyond the United States or if the card registration service is sold by any method other than telemarketing. Under the agreement, the Company is obligated to pay weekly commissions to Datatrack in an amount equal to 50% of the net proceeds of final sales made by Datatrack. Although the Company believes that its relationships with Tracker Referral and Datatrack are on good terms, there can be no assurance that these relationships will continue on such terms. Any failure on the part of the Company to continue marketing its products through Tracker Referral and Datatrack could have a materially adverse effect on the Company's business, financial condition and results of operations.


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ADDITIONAL FINANCING REQUIREMENTS AND POTENTIAL DILUTION OF STOCKHOLDERS

         The Company will require additional funds in order to successfully market, sell and operate its services. The Company's inability to obtain financing or to raise additional capital, when needed and in amounts and on terms favorable to the Company, could prevent or delay the marketing, sale and operation of the Company's services and could have a material adverse effect on the Company's business, operating results and financial condition. Although the Company intends to raise capital through additional debt or equity offerings, no assurance can be given that the Company will be able to do so or that the terms of any such offerings will be favorable to the Company. Further, if the Company issues additional equity securities or debt securities convertible into equity securities, the ownership interest of the Company's stockholders would be diluted. This is especially true if the Company sells equity securities at discounts or debt securities with high interest rates or discounted conversion rates. For example the Company has issued 350 shares of Convertible Preferred Stock with a conversion price equal to 33% less than the average of the published OTC Bulletin Board closing bid prices for the Company's Common Stock for the five trading days preceding, at the election of the holder, the date such holder's subscription to purchase the Convertible Preferred Stock was accepted by the Company or the date such holder's conversion notice is received by the Company (however, the conversion price shall in no event be less than $0.15). The total amount to be raised under the Convertible Preferred Stock has been set at $1,375,000. See "DESCRIPTION OF SECURITIES -- Preferred Stock."

1996 STOCK WAGE AND FEE PAYMENT PLAN; ABILITY OF FULL-TIME EMPLOYEES AND OUTSIDE DIRECTORS TO RECEIVE TRADEABLE COMMON STOCK AT 50% OF MARKET VALUE

         The Board of Directors recently approved a 1996 Stock Wage and Fee Payment Plan for the period October 1, 1996 through January 31, 1997 (the "1996 Wage Plan"), under which stock may be granted to certain full-time employees and outside directors in lieu of all or part of their cash compensation. As an incentive for employees and outside directors to accept stock as wages instead of cash, the number of shares granted to some participants in lieu of cash is based on a price per share of less than fair market value. For example, participants may elect to receive stock at a rate equal to 50% of its fair market value in lieu of cash compensation. The 1996 Wage Plan may have the effect of depressing the market value of the Company's Common Stock and making it more difficult for the Company to raise additional equity financing under terms satisfactory to the Company.

MANAGEMENT OF FUTURE GROWTH

         One of the Company's principal objectives is to be the first to market, sell and operate a personal property identification and recovery system. If the Company achieves that objective, its growth will place a strain on the Company's management, operational and financial resources. The Company's ability to be the first to market, sell and operate a personal property identification and recovery system, to achieve profitable operations and to manage future growth will depend upon the Company's ability to continue to implement operational, financial and accounting systems, to attract and retain highly qualified personnel to manage the future growth of the Company, and to expand, train and manage its employee base. There can be no assurance that the Company will be successful in these respects.

SOURCES OF SUPPLY; LACK OF FORMAL AGREEMENTS WITH SUPPLIERS

         The Company's ability to market, sell and operate its personal property identification and recovery system depends in part on its ability to procure the necessary scanning equipment, labels, courier services and scanning locations. Although the Company has preliminary understandings or agreements with suppliers of such equipment, labels and services, the Company's agreements or understandings tend to be informal, may be difficult to enforce, and may be subject to termination. For example, the Company has obtained an informal agreement with Symbol, the manufacturer of the laser scanners, to maintain the Company's exclusive right to use the laser scanners in connection with a personal property recovery service if the Company purchases 830 scanners during the 1996 calendar year. As of September 30, 1996, the Company had purchased 17 scanners during the 1996 calendar year. As a result, the Company is materially behind in terms of reaching its goal of purchasing 830 scanners during that period from Symbol. Accordingly, there can be no assurance that such equipment, labels and services will be available when needed by the Company or on terms favorable to the Company. Additionally, the Company's requirements to date under these understandings or agreements have been low in volume. Although the Company anticipates that its suppliers will be able to meet its future needs, there can be no assurance that the Company's suppliers will be able to meet such needs in periods, if any, of increased volume. Any unavailability of such equipment, labels or services on terms favorable to the Company could prevent or delay the development, marketing, sale, operation and effectiveness of the Company's personal property identification and recovery system and could have a material adverse effect on the Company's business, operating results and financial condition.


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LACK OF PUBLIC ACCEPTANCE OF THE COMPANY'S SERVICE

         In light of the limited revenues received by the Company to date, the reliance on services rendered by other providers, and more traditional methods of personal property recovery or replacement, there can be no assurance that the Company will gain a significant level of acceptance by the public of its service.

COMPETITION

         The Company is aware of one company that is planning to introduce services similar to the Company's. The Company believes that this competitor may offer a service that provides labels for identification purposes and an 800-number through which the finder and the owner of an item may be put in contact with each other to make their own arrangements for the return of the item to the owner. The Company believes that this company will not offer an integrated system, like the Company's, which not only provides a means of identifying an item, but also provides a complete pick up and delivery system. The Company also may face competition from alternative personal property identification methods such as tracking property by serial number or by the property owner's imprinted name and address or from conventional forms of insurance that reimburse consumers for lost items. Such insurance typically also provides reimbursement for items that are destroyed by fire, flood or act of God.

         The successful introduction of such services by this or any other competitors, or the introduction by competitors of ineffective systems which damage the credibility of the Company's industry as a whole, could have a material adverse effect on the Company's business, operating results and financial condition. Moreover, the expansion of services or an increase in the level of competition by this competitor, or the entry of new competitors, could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully with existing or new competitors in the personal property identification and recovery business.

         With respect to the Company's card registration service, the Company's market share is small and the market is highly competitive. Competitors include Signature Group, CUC International, Safecard Services, American Express and others. These competitors have longer operating histories, benefit from substantially greater market recognition and have substantially greater financial and marketing resources than the Company. In addition, certain competitors have contractual relationships with credit card issuers for sales of subscriptions to the issuers' cardholders. Competition in this third party endorsed segment of the credit card industry is intense. Factors affecting the outcome of competition with respect to the third party endorsed segment include the quality and reliability of the services to be offered, subscriber acquisition strategy and expertise (which is highly dependent upon creative talents), operational capability, reputation, financial stability of the company supplying the services, the confidence of credit card issuers in the company's management, the compensation or fee paid to the credit card issuer and the security maintained by the company with respect to the credit card and credit data of which it has custody. As of the date of this Prospectus, the Company had no contractual relationships with any credit card issuers and there can be no assurance that it will be able to develop any such relationships. This may place the Company at a competitive disadvantage with respect to its card registration service. In addition, an increase in the level of competition from existing competitors, or the entry of new competitors, may have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully with existing or new competitors in the card registration business.

INTELLECTUAL PROPERTY PROTECTION AND INFRINGEMENT

         The Company's success will depend, in part, on its ability to obtain patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. The Company will rely on a combination of trade secret and trademark laws, nondisclosure and other contractual agreements, and technical measures to protect the confidential information, know-how and proprietary rights relating to its personal



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property identification and recovery system. The Company has filed for trademark and service mark protection in the United States and Canada over the following:
(i) "All is not lost(TM)"; (ii) "Use it or lose it(TM)"; (iii) "Tracker: The Ultimate Warranty(TM)"; (iv) "Tracker(TM)"; and (v) the Tracker logo. The applications in the United States for all marks except "Tracker(TM)" and the Tracker logo have been restricted to services only as opposed to goods. In addition, the Company has filed an international patent application pursuant to the Patent Cooperation Treaty for its personal property identification and recovery system. There can be no assurance, however, that these will mature into an issued patent or issued trademarks or service marks or that any patent, trademark or service mark obtained or licensed by the Company will be held valid and enforceable if asserted by the Company against another party. In addition, the above protections may not preclude competitors from developing a personal property identification and recovery system that is competitive with the Company's system. The Company does not believe that its products and trademarks and other confidential and proprietary rights infringe upon the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims against the Company in the future. The successful assertion of such claims would have a material adverse effect on the Company's business, operating results and financial condition.

LIMITED MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

         Tracker U.S.'s Common Stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board. The market for the Common Stock must be characterized as extremely limited due to the low trading volume and the small number of brokerage firms acting as market makers. Additionally, stocks traded on the OTC Bulletin Board generally have limited brokerage and news coverage. Thus, the market price of the Common Stock may not reflect the value of the Company. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the value of, the Common Stock. No assurance can be given that the over-the-counter market for the Company's securities will continue, that a more active market will develop or that the prices in any such market will be maintained at their current levels or increased. Factors such as technological innovations, new product developments, general trends in the Company's industry, quarterly variations in the Company's results of operations, and market conditions in general may cause the market price of the Common Stock to fluctuate significantly. The stock markets have experienced extreme price and volume fluctuations. These broad market fluctuations and other factors may adversely affect the market price of the Common Stock.

PENNY STOCK RULES

         The Common Stock is subject to the penny stock rules promulgated under the Exchange Act (the "Penny Stock Rules"). The Penny Stock Rules regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.) The Penny Stock Rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation.

         In addition, the Penny Stock Rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the Common Stock. Thus, investors may find it more difficult to sell the Common Stock.


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CONCENTRATION OF OWNERSHIP; EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS

         By way of background, in March 1994, prior to the Reorganization, Tracker Canada received an investment of CDN $3,350,000 from Stalia Holdings B.V. ("Stalia") for units consisting of common shares of Tracker Canada and warrants to purchase common shares of Tracker Canada. In connection with that investment by Stalia, Tracker Canada on March 14, 1994 entered into a Stock Option Agreement with Stalia (the "Stalia Option Agreement") and Tracker Canada and certain of its stockholders entered into a Right of First Refusal, Co-Sale and Voting Agreement with Stalia (the "Stalia Agreement"). As of January 31, 1996, Stalia transferred its Tracker Canada Exchangeable Preference Shares to Saturn Investments, Inc. ("Saturn"), an affiliate of Stalia. Stalia also transferred to Saturn all of Stalia's rights under the Stalia Option Agreement and the Stalia Agreement.

         The Company's directors, officers, principal stockholders and their affiliates will continue to beneficially own approximately 38.8% of the Company's Common Stock immediately following this offering, assuming that the Exchangeable Preference Shares and Exchangeable Preference Warrants will be exchanged into 5,225,339 shares of Common Stock, that currently exercisable options to purchase 9,999 shares of Common Stock will be exercised in full, that the Convertible Debentures outstanding as of June 25, 1996 will be converted in full into approximately 1,688,959 shares of Common Stock, that Saturn Investments, Inc. ("Saturn") will exercise its option to purchase an additional amount of shares of Common Stock (3,903,797) that would provide Saturn (when combined with common shares held by Saturn at the time of exercise) with ownership of 25% of the Company's issued and outstanding voting equity, that the Convertible Preferred Stock outstanding as of June 25, 1996 will be converted into 867,876 shares of Common Stock (based on the conversion price in effect as of June 25, 1996), that the TODA Warrant will be exercised into 200,000 shares of Common Stock, and that the Merchant Partners Option will be exercised into 900,000 shares of Common Stock. As a result of such ownership, the Company's directors, officers, principal stockholders and their affiliates will effectively have the ability to control the Company and direct its business and affairs. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company. In addition, the Company's Certificate of Incorporation and Bylaws contain provisions that have the effect of retaining the control of current management and that may discourage acquisition bids for the Company. Such provisions could limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock and impede the ability of stockholders to replace management even if factors warrant such a change. See "DESCRIPTION OF SECURITIES
- Anti-Takeover Effects of Provisions of the Certificate of Incorporation and Bylaws."

         In addition, Saturn has a contractual right, which to date it has not exercised, to have one representative on the Company's Board of Directors, which representative may be removed only with the written consent of Saturn. Saturn also has the right to attend Board meetings and to receive certain information regarding the Company.

RIGHTS TO ACQUIRE ADDITIONAL SHARES

         Tracker U.S. has outstanding Common Warrants to purchase 750,000 shares of its Common Stock at $5.00 per share during the period commencing on July 12, 1995 and ending on the first date after July 12, 1996 on which the Common Stock can be purchased at a legally marginable price. See "DESCRIPTION OF SECURITIES - Common Warrants." Further, Tracker U.S. has agreed to grant its investor relations firm options to purchase up to 500,000 shares of Common Stock at various exercise prices ranging from $2.00 to $3.00 per share over the course of the next five years and may issue 326,000 shares of Common Stock to that firm in lieu of cash payments for its services. See "DESCRIPTION OF SECURITIES - CRG Shares and Options." Based on present market prices of the Common Stock, it is unlikely that the Common Warrants, Exchangeable Preference Warrants or CRG options will be exercised prior to their expiration dates.

         The Company has granted its directors options to purchase 43,333 shares of Common Stock pursuant to its stock incentive plan. An aggregate of 120,000 shares have been reserved for issuance pursuant to that plan. In addition, Tracker U.S. has issued First Series Convertible Debentures in an aggregate principal amount of $1,000,000. The First Series Convertible Debentures may be converted into shares of Common Stock, in whole or in part, at a conversion rate of $0.4375 per share of Common Stock from October 1, 1995 through July 31, 1996. The conversion of all the remaining unconverted First Series Convertible Debentures would result in the issuance of approximately 906,002 shares of Common Stock. Tracker U.S. also has issued Second Series Convertible Debentures in an aggregate principal amount of $1,189,529 as of June 25, 1996. The Second Series Convertible Debentures may be converted into shares of Common Stock, in whole or in part, at various conversion rates, the weighted average of which is $1.045972 per share of Common Stock, from October 31, 1995 through July 31, 1996. The conversion of all the remaining unconverted Second Series Convertible Debentures outstanding as of June 25, 1996 would result in the issuance of approximately 728,957 shares of Common Stock. In addition, the Company's Board of Directors has authorized the issuance of up to an additional $810,471 aggregate principal amount of Second Series Convertible Debentures with a conversion price of not less than $0.9375 per share. If additional Second Series Convertible Subordinated Debentures are issued, additional shares of Common Stock could be acquired by the holders of any such additional debentures. See "DESCRIPTION OF SECURITIES - Convertible Debentures." Further, Tracker U.S. has outstanding the Merchant Partners Option to purchase 900,000 shares of Common Stock, subject to certain contingencies in the case of 700,000 of the shares, at various exercise prices ranging from $0.50 to $1.00. The option is exercisable for various periods ending on July 10, 2001. See "DESCRIPTION OF SECURITIES - Merchant Partners Option." Tracker U.S. also has outstanding the TODA Warrant to purchase 200,000 shares of its Common Stock at an exercise price of $0.40 per share through May 30, 2001. See "DESCRIPTION OF SECURITIES - TODA Warrant."

         Further, the Company has granted to Saturn the right to purchase an additional amount of shares of Common Stock that would provide Saturn (when combined with common shares held by Saturn at the time of exercise) with ownership of 25% of the Company's issued and outstanding voting equity. The purchase price of such shares is their fair market value. The Company has also granted to Saturn a right of first refusal to purchase its pro rata share of certain new securities which the Company may from time to time propose to issue and sell.

         For the life of these options, warrants and debentures (except for the Saturn options, which are exercisable at the fair market value of the shares purchased), the holders thereof will have the opportunity to profit from any difference between the exercise or conversion price of the options, warrants or debentures and any higher market price of the Common Stock of the Company without assuming the risks of ownership of the Common Stock. The presence of such options, warrants and debentures may have the effect of depressing the market value of the Company's Common Stock and making it more difficult for the Company to raise additional equity financing under terms satisfactory to the Company. In addition, the holders of the options, warrants and debentures can be expected to exercise or convert them only at times when the Company in all likelihood would be able to obtain any needed capital by a new offering of its securities on terms more favorable than those provided by the options and warrants. To the extent any of the options, warrants or debentures are exercised or converted, the ownership interest of the Company's stockholders would be diluted. Moreover, Saturn's right of first refusal could have the effect of making it more difficult for the Company to raise additional equity financing under terms satisfactory to the Company.

                      SUMMARY TABLE OF OUTSTANDING OPTIONS,
                      WARRANTS AND CONVERTIBLE DEBENTURES*

=====================================================================================================================


                     EXERCISE/CONVERSION PRICE        EXERCISE/CONVERSION PERIOD              NUMBER AND TYPE OF
                                                                                              SHARES EXERCISABLE/
                                                                                               CONVERTIBLE INTO
=====================================================================================================================
Common Warrants    $5.00 per share               Commencing on July 12, 1995 and      750,000 shares of Common Stock
                                                 ending on the first date after
                                                 July 12, 1996 on which the Common
                                                 Stock can be purchased at a
                                                 legally marginable price

=====================================================================================================================
CRG Option         $2.00 per share               Exercisable thru November 19, 1996   100,000 shares of Common Stock
                   $2.40 per share               Exercisable thru November 19, 1997   100,000 shares of Common Stock
                   $2.60 per share               Exercisable thru November 19, 1998   100,000 shares of Common Stock
                   $2.80 per share               Exercisable thru November 19, 2000   100,000 shares of Common Stock
                   $3.00 per share               Exercisable thru November 19, 2000   100,000 shares of Common Stock
=====================================================================================================================
Merchant           Tranche I: $0.50 per share    Exercisable in three tranches with   Tranche I: 200,000 Shares of
Partners Option    Tranche II: $0.75 per share   certain preconditions and various    Common Stock
                   Tranche III: $1.00 per share  expiration dates, the last of        Tranche II: 450,000 Shares of
                   (subject to adjustment)       which is July 10, 2001.              Common Stock
                                                                                      Tranche III: 250,000 Shares of
                                                                                      Common Stock
=====================================================================================================================


TODA Warrant       $0.40 per share (subject to   May 30, 2001                         200,000 shares of Common Stock
                   adjustment)
=====================================================================================================================

First Series       $0.4375/share                 October 1, 1995 through December     960,002 shares of Common Stock
Convertible                                      1, 1996
Debentures
=====================================================================================================================

Second Series      Various conversion rates,     October 1, 1995 through December     728,957 shares of Common Stock
Convertible        the weighted average of       1, 1996
Debentures         which is $1.00143 per share
=====================================================================================================================

Saturn Option      Fair market value on the      Terminates upon the closing date     Number of shares, which, when
                   exercise date                 of the Company's first public        combined with currently held
                                                 offering, or on March 14, 1999,      shares, would provide Saturn with
                                                 whichever occurs first               25% ownership of the Company's
                                                                                      issued and outstanding voting
                                                                                      equity
=====================================================================================================================
1994 Stock         $7.95 per share               July 12, 1994 through July 12,       33,333 shares of Common Stock
Incentive Plan                                   2004 (with certain exceptions)
Options
                   $1.81 per share               July 12, 1994 through July 12,       10,000 shares of Common Stock
                                                 2004 (with certain expections)
=====================================================================================================================

* This table is summary in nature and the information contained herein is current as of June 30, 1996. See "DESCRIPTION OF SECURITIES" for a detailed discussion of the outstanding options, warrants and convertible debentures.

ABSENCE OF DIVIDENDS

         The Company has never paid any cash dividends on its Common Stock and does not intend to pay any cash dividends in the foreseeable future. Future earnings, if any, will be retained to fund the development and growth of the Company's business. In addition, Tracker U.S. has agreed not to declare and pay cash dividends on its Common Stock unless it also causes Tracker Canada to declare and pay cash dividends on the Tracker Canada Exchangeable Preference Shares at the same time and in the same manner as the dividends paid on the Common Stock of Tracker U.S. Tracker U.S. must provide Tracker Canada with adequate funds, through a contribution to capital surplus, to pay such dividends. Further, the Company's agreement with Saturn provides that, without first obtaining the written consent of Saturn, certain controlling stockholders must not vote for, and must exercise their best efforts as significant shareholders to ensure that the Board of Directors does not approve, the declaration or payment of any dividends or the making of any distribution out of the ordinary course of the Company's business to the shareholders of the Company. Prospective investors who seek dividend income from their investments should not purchase the securities offered by this Prospectus.

DILUTION

         Purchasers of shares of Common Stock may experience immediate and substantial dilution in the net tangible book value of the Common Stock from the offering price.

INTERNATIONAL OPERATIONS

         The Company has operations in Canada and recently began test marketing in the United States. In addition, the Company has signed a letter agreement with Amerasia International Holdings Limited ("Amerasia") pursuant to which Amerasia will assist the Company in selling licenses for overseas markets. There can be no assurance, however, that this letter agreement will result in any sales of foreign licenses.

         International operations are subject to inherent risks, including unexpected changes in regulatory requirements, currency exchange rates, tariffs and other barriers, difficulties in staffing and managing foreign operations, and potentially adverse tax consequences. There can be no assurance that these factors will not have a material adverse impact on the Company's ability to market its system on an international basis.

         The Company does not engage in any hedging contracts because it receives the majority of its cash flow in United States dollars.

PRIOR BANKRUPTCY OF COMPANY'S PRESIDENT, EXECUTIVE VICE PRESIDENT AND DIRECTORS

         I. Bruce Lewis, the Company's Chief Executive Officer, President, and Chairman of the Board of Directors, and Mark J. Gertzbein, the Company's Executive Vice President, Chief Financial Officer, Secretary, Treasurer and Deputy Chairman of the Board of Directors, were previously involved with Albert Berg Limited, a company which was petitioned into bankruptcy by its creditors in May 1990. Mr. Lewis was the President and a Director and Mr. Gertzbein was the Vice President, Finance and Administration, of Albert Berg Limited.

INDEMNIFICATION OF COMPANY'S OFFICERS AND DIRECTORS

         The Company's Certificate of Incorporation and By-laws provide for indemnification of all Directors and officers. In addition, each Director of the Company has entered into a separate indemnification agreement with the Company.

GOVERNMENTAL REGULATIONS

         The Company is marketing its services through the use of telemarketing and may be subject to state regulation of telemarketing if it is deemed to be a telemarketer within the meaning of such regulations. A telemarketer's failure to comply with the regulations may result in civil and/or criminal liability. Although the Company believes it is in substantial compliance with all currently applicable regulations, additional regulations could be enacted in the future that could have an adverse effect on the Company's business, operating results and financial condition.

         In addition, the Company, through Tracker Referral Network International, Inc. ("Tracker Referral") pursuant to a marketing agreement with Tracker Referral, is marketing its personal property identification and recovery services through the use of multi-level marketing. Tracker Referral's multi-level marketing system is or may be subject to or affected by extensive government regulation, including but not limited to federal and state regulation (which varies from state to state) of the offer and sale of business franchises, business opportunities and securities. Although such multi-level marketing is performed by Tracker Referral rather than by the Company, and although the Company believes that Tracker Referral's multi-level marketing system is in substantial compliance with all currently applicable regulations, there can be no assurance that Tracker Referral will be found to be in compliance with existing regulations as a result of, among other things, misconduct by independent contractors over whom Tracker Referral has limited control, the ambiguous nature of certain of the regulations, and the considerable interpretive and enforcement discretion given to regulators. Any assertion or determination that such independent contractor or its independent contractors are not in compliance with existing regulations, or the enactment of additional regulations in the future, could have a material adverse effect on the Company's business, operating results and financial condition. Further, any failure to comply could cause Tracker Referral or the Company to pay fines as well as to quit doing business in any state where it is out of compliance.

ECONOMIC AND GENERAL RISKS

         As with any company, the success of the Company will depend in part upon factors which are beyond the control of the Company and are impossible to predict. Such factors include general economic conditions, both nationally and internationally, currency exchange rates, changes in tax laws and other governmental regulations, and the level of unemployment. There can be no assurance that an unfavorable change in such factors would not have a material adverse effect on the demand for the Company's personal property identification and recovery service, the Company's operating results and financial condition, or the market price of the Company's Common Stock.

                                   THE COMPANY

BUSINESS

         Based upon information received by the Company's field operations team in discussions with police organizations, transit/airport lost and founds and entertainment theme parks, and upon information provided to the Company by independent research companies, the Company believes that only a portion of the population has taken steps to label or otherwise identify its belongings in the past because of skepticism concerning the possibility of recovery and the value of taking measures to increase the likelihood of recovery. In addition, the Company believes that various existing methods of labeling or otherwise identifying valuables have not achieved mass market acceptance, create concerns for security conscious owners, or have been ineffective in returning valuables to their owners because many owners record only the serial numbers of their possessions, thus making it almost impossible for the police or a "Good Samaritan" to trace the owners and return the possessions. The Company is a development stage company, which has developed and has begun to market, sell and operate a personal property identification and recovery system which uses advanced bar code and laser scanning technology to aid in the identification and recovery of lost and stolen personal possessions.

         The Company introduced its personal property identification and recovery service in a limited test market in Toronto, Canada in October 1994 and is slowly continuing to expand its service throughout Canada. The Company recently began test marketing in the United States and has begun to introduce its service to various communities in the United States. The Company has begun to offer its service through diverse marketing channels, such as joint-promotional partners, selected retailers, direct response, door-to-door canvassing, telemarketers, and network referral marketers, supported by a multi-media marketing campaign. To facilitate its identification and recovery service, the Company is continuing to add to its network of strategic partnerships and scanning locations in high traffic public areas, including courier companies, law enforcement agencies, lost and found departments and major tourist attractions. The Company's service has been endorsed by the International Association of Chiefs of Police (the "IACP"). The Company has agreed to pay the IACP a royalty fee for such endorsement. There can be no assurance, however, that the Company will be able to establish such a network or successfully market its product through such channels. In addition, there can be no assurance that competitors will not enter the market with similar or superior products or services. See "RISK FACTORS - Competition." The planned launch and the development of future markets will depend on certain factors, including demand for the Company's service and adequate financing and capital, over which the Company may have little control. There can be no assurance that the Company will be successful in its attempt to secure financing on terms acceptable to the Company, or at all.

         The Company offers its members special encoded labels that are attached to the members' personal possessions and contain ownership information in advanced bar code form (PDF 417 symbology). After a member's lost item has been found and then scanned, the labels are linked electronically to a central computer base. A Company service representative then notifies the member that his or her possession has been found and informs the member of the item's location. In addition to the coding, a North American 1-800 number, a toll free worldwide number, and the "call to action" phrase "IF FOUND CALL" are printed on the labels. The identified item may then be picked up by the member, or delivered to the member safely and promptly by courier at the member's expense. The Company also offers a supplemental service called the "Tracker Plus" service, which covers the full cost of returning possessions to members.

         The Company believes that its personal property identification and recovery service:

         *        makes it convenient for members to identify their possessions;

         * enables members to identify their possessions without placing personal information on the possessions;

         * provides a better method of identification that will remain on possessions and will remain intact;

         * provides a system that will make the identification process easy;

         * motivates more people who find valuables to be "Good Samaritans" by returning the valuables to their rightful owners; and

         * thereby improves the chances that members will get their lost or stolen possessions back.

         The Company's strategy is to provide a personal property identification and recovery system that does not merely provide another method of identifying articles, but instead provides a simpler method of identifying articles as well as a complete identification and return delivery service that will help get the articles back to members when the articles are located. Another part of the Company's strategy is to:

         * make it easy for consumers to understand the concept and the benefits of the service;

         *        make it easy for consumers to enroll in the service;


         * provide basic Tracker one-year service for typical retail price of $39.95;

         * develop, maintain and operate a reliable service that improves the likelihood of recovering lost or stolen possessions; and

         * communicate the incidence of successful recoveries of possessions in order to provide the credibility necessary to stimulate consumer confidence in the service.

         The Company plans to expand its recovery service by having manufacturers of products such as computer chips, bicycles, power tools, electronic equipment, cameras and auto parts apply the Company's coding, through laser etching or other methods, directly onto or into products at the source of manufacture. The Company believes that this expansion of its service will be attractive to manufacturers because (i) it will add value to their products by showing that they care about their customers and their customers' ability to recover lost or stolen items and (ii) the coding will enhance the ability of manufacturers and distributors to combat retail and warranty fraud. Currently, however, the Company does not have a contract with any manufacturers to laser etch the Company's coding or to directly apply the Company's coding at the source of manufacture using any other method. The Company anticipates that if such contracts are procured the manufacturers will absorb the cost of the laser etching either directly or indirectly (i.e., in the unit price charged to the manufacturers by the Company). There can be no assurance, however, that the Company will be able to successfully expand its service in this fashion.

         In addition to the Company's personal property identification and recovery system, the Company has implemented and is currently offering a card registration service marketed through telemarketers. The Company offers members of this program the benefit and convenience of card registration. With one phone call, a member can (a) cancel all his lost or stolen cards (whether they be debit cards, gas cards, automated bank teller cards, department store cards or credit cards), (b) request replacement cards, (c) request a change of address for all his cards, (d) receive $15,000 in travel insurance on common carrier,
(e) receive $2,000 in AD&D insurance, (f) receive $500 in airline discounts and
(g) be covered on fraudulent charges up to $10,000. There can be no assurance that the Company will be able to successfully market its card registration service or that the Company will be able to compete successfully with companies offering similar services. See "RISK FACTORS - Competition."

CORPORATE HISTORY

         Tracker U.S. was originally incorporated in Utah in February 1986 under the name Equitec Capital Corporation to serve as a vehicle to acquire or merge with an operating company. It changed its name to E-Tech Capital Corporation in March 1986 and to E-Tech, Incorporated in February 1987. In July 1992, Tracker U.S. changed its state of incorporation from Utah to Nevada through a change in domicile merger and, in connection therewith, changed its name to Ultra Capital Corp. Prior to the Reorganization discussed in the next paragraph, Tracker U.S. had been inactive for the preceding several years and had conducted no significant operations or activities.

         In July 1994, Tracker U.S. changed its state of incorporation from Nevada to Delaware through a change in domicile merger and, in connection therewith, changed its name to The Tracker Corporation of America and changed its fiscal year end from December 31 to March 31. Also in July 1994, Tracker U.S. succeeded to its current line of business through a reorganization (the "Reorganization") in which it acquired all of the issued and outstanding voting shares of The Tracker Corporation, an Ontario, Canada corporation ("Tracker Canada"), in exchange for shares of Tracker U.S.'s capital stock representing, at the time, approximately 90% of the total voting shares of Tracker U.S.

         Tracker Canada, which originated the Company's present line of business, was incorporated in May 1993 and is now a wholly-owned subsidiary of Tracker U.S. Prior to the Reorganization, Tracker Canada engaged in organizational efforts, including the hiring of technical and management personnel, focused on the research and development of advanced bar code and laser scanning technology, entered into agreements or understandings with key suppliers, prepared the business and marketing plan, programmed the software and filed for patent and trademark protection in Canada and the United States.

         The Company's principal executive offices are located at 180 Dundas Street West, Suite 1502, Toronto, Ontario, Canada, M5G 1Z8, and its telephone number is (416) 595-6222.

                                 USE OF PROCEEDS

         Because the Common Stock offered hereby will be offered by or for the account of the Selling Securityholders, the Company will not receive any of the proceeds from the sale of shares of Common Stock offered hereby. All expenses relating to the distribution of the Common Stock are to be borne by the Company, other than selling commissions and fees and expenses of counsel and other representatives of the Selling Securityholders.

                             SELLING SECURITYHOLDERS

         The following table lists the Selling Securityholders and provides certain information with respect to the shares of Common Stock owned by each Selling Securityholder as of June 25, 1996 (or later if the Company has actual knowledge of transfers after such date), which may be offered from time to time pursuant to this Prospectus. The information contained in the table has been taken from Selling Securityholder questionnaires and from the Company's records with respect to Tracker Canada Exchangeable Preference Shares and from a shareholder report from the Company's transfer agent dated June 25, 1996 with respect to shares of Common Stock. There can be no assurance that the Selling Securityholders will actually sell any of the shares that may be sold pursuant to this Prospectus. This table assumes the exchange of any and all of each Selling Securityholder's Tracker Canada Exchangeable Preference Shares for shares of Tracker U.S. Common Stock, the conversion of any and all of each Selling Securityholder's Convertible Debentures for shares of Common Stock, the issuance of the CRG Shares and the exercise of the CRG Option for shares of Tracker U.S. Common Stock, the exercise of the TODA Warrant for shares of Tracker U.S. Common Stock, and the exercise of the Merchant Partners Option for shares of Tracker U.S. Common Stock. Unless otherwise indicated by footnote to the table below, none of the Selling Securityholders has had any position, office or other material relationship with Tracker U.S. or its affiliates or predecessors within the past three years other than as a result of ownership of the Common Stock or other securities of Tracker U.S. or any of its affiliates.

===========================================================================================================================
                               SHARES OF COMMON      SHARES OF COMMON        SHARES OF COMMON        PERCENTAGE OF CLASS
    NAME AND POSITION (1)         STOCK OWNED      STOCK TO BE OFFERED    STOCK OWNED AFTER THE   OWNED AFTER THE OFFERING
                                 PRIOR TO THE             HEREBY               OFFERING (2)                (2) (3)
                                   OFFERING
===========================================================================================================================

I. Bruce Lewis, Chief                  2,538,485        238,889               2,299,596                     13.26%
Executive Officer, President
and Chairman of the Board of
Directors

===========================================================================================================================
Mark J. Gertzbein, Executive           1,025,167        238,889                 786,278                      4.53%
Vice President, Chief
Financial Officer,
Secretary, Treasurer and
Deputy Chairman of the Board
of Directors

===========================================================================================================================
Christopher Creed                        185,997        129,683                  56,314                          *
===========================================================================================================================
Gigi Lipton                              148,830        129,683                  19,147                          *
===========================================================================================================================
Jonathan B. Lewis                        127,381        102,381                  25,000                          *
===========================================================================================================================
Leonard Yakobovits, Director              75,656         66,667                   8,989                          *

===========================================================================================================================
Wolfgang Kyser,  Director                101,367         66,667                  34,700                          *
===========================================================================================================================
Charles J. Coronella,                    117,810         66,667                  51,143                          *
Director
===========================================================================================================================
Quincy A. S. McKean III,                 109,416         66,667                  42,749                          *
Director
===========================================================================================================================
Ed J. Korhonen, Director                 305,531         66,667                 238,864                      1.38%
===========================================================================================================================

* Less than 1%

(1) All Selling Securityholders are non-executive employees of the Company unless otherwise noted in the table above.

(2) Assumes that each Selling Securityholder will actually sell all shares of Common Stock offered by this Prospectus. There can be no assurance, however, that the Selling Stockholders will actually sell any, or all, of such shares.

(3) Percentage ownership is based on 17,348,283 shares of Common Stock outstanding, including 12,138,521 shares of Common Stock issued and outstanding as of June 25, 1996, 1,200,000 shares of Common Stock which may be issued pursuant to the Company's 1996 Stock Wage and Fee Payment Plan, and 5,209,762 Exchangeable Preference Shares of Tracker Canada issued and outstanding as of June 25, 1996. Because (i) holders of Exchangeable Preference Shares, through contractual agreement, have voting, dividend and liquidation reghts that parallel those of the Company's Common Stock, (ii) the Exchangeable Preference Shares are currently exchangeable for shares of the Company's Common Stock on a one-for-one basis and will be automatically exchanged for shares of the Company's Common Stock on a one-for-one basis on July 12, 2002 if not exchanged prior to then, the Exchangeable Preference Shares and the Company's Common Stock are treated, except as otherwise noted, as a single class of Common Stock in this Prospectus.

                              PLAN OF DISTRIBUTION

         The Common Stock may be offered by the Selling Securityholders from time to time on the over-the-counter market or otherwise, at prices and at terms then prevailing, at prices related to the then current market price or in negotiated transactions. The shares may be sold by one or more of the following:
(a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. The amount of Common Stock to be offered and sold hereunder by each Selling Securityholders who is an "affiliate" of the Company, and any other person or group of persons with whom he or she is acting in concert for the purpose of selling securities of the Company may not exceed, during any three month period, the greater of 1% of the outstanding Common Stock of the Company or the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the sale. Brokers or dealers will receive commissions or discounts from the Selling Securityholders in amounts to be negotiated by the Selling Securityholders.


                            DESCRIPTION OF SECURITIES

         The authorized capitalization of Tracker U.S. consists of 30,000,000 shares of Common Stock, $0.001 par value per share, 20,000,000 shares of Class B Voting Common Stock, $.00000007 par value per share, and 500,000 shares of Preferred Stock, $0.001 par value per share.

COMMON STOCK

         As of June 25, 1996, there were 12,138,521 shares of Common Stock outstanding, held of record by approximately 320 stockholders. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of all common stock outstanding, including the Common Stock and the Class B Voting Stock (described below), entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of Preferred Stock outstanding from time to time. Upon the liquidation, dissolution or winding up of Tracker U.S., the holders of all common stock, including the Common Stock and the Class B Voting Stock (described below), are entitled to receive ratably the net assets of Tracker U.S. available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of the Convertible Preferred Stock and the holders of shares of any other class or series of Preferred Stock that Tracker U.S. may designate and issue in the future.

         Saturn has a contractual right, which to date it has not exercised, to have one representative on the Company's Board of Directors, which representative may be removed only with the written consent of Saturn. Saturn also has the right to attend Board meetings and to receive certain information regarding the Company.

CLASS B VOTING COMMON STOCK

         As of June 25, 1996, there were 5,209,762 shares of Class B Voting Common Stock, par value $.00000007 (the "Voting Stock"), outstanding, held by Montreal Trust, as Trustee, pursuant to an Exchange Agreement for the benefit of approximately 100 holders. The Class B Voting Common Stock is redeemable by Tracker U.S. at par value at any time, has no right to cash dividends, has liquidation rights of $0.0001 per share (junior to the rights of the holders of the Common Stock), and has voting rights equivalent to those of the Common Stock. The beneficial owners of the Voting Stock (i.e., the holders of the Exchangeable Preference Shares of Tracker Canada) have the right to vote the Voting Stock under procedures set forth in the Exchange

Agreement. Although the Voting Stock is redeemable by Tracker U.S., Tracker U.S. has agreed not to redeem the Voting Stock until such times, from time to time, as holders of Exchangeable Preference Shares of Tracker Canada elect to exchange such shares into Common Stock of Tracker U.S. Upon the exchange of a holder's Tracker Canada Exchangeable Preference Shares for Common Stock of Tracker U.S., a corresponding number of the shares of the Voting Stock will be returned to Tracker U.S. The rights, preferences and privileges of holders of Voting Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any class or series of Preferred Stock that Tracker U.S. may designate and issue in the future.

EXCHANGEABLE PREFERENCE SHARES

         As of June 25, 1996, Tracker Canada had outstanding 5,209,762 Exchangeable Preference Shares. As a result of certain agreements and the Plan of Arrangement entered into in connection with the Reorganization, holders of the Exchangeable Preference Shares have voting, dividend and liquidation rights that are in parity with those of holders of the shares of the Tracker U.S. Common Stock. In addition, holders of Exchangeable Preference Shares are entitled to exchange such shares with Tracker U.S. for shares of the Tracker U.S. Common Stock on a one-to-one basis, subject to adjustment from time to time to take into account certain events. Accordingly, there are no material differences between the rights of the holders of the Exchangeable Preference Shares and the rights of the holders of the Tracker U.S. Common Stock. The exchange of Exchangeable Preference Shares for Common Stock is a taxable event.

         Tracker U.S. has deposited shares of Voting Stock in trust with Montreal Trust under an arrangement that entitles each holder of Exchangeable Preference Shares (other than Tracker U.S. and Tracker Canada) to vote at meetings of stockholders of Tracker U.S. on the basis of one vote in Tracker U.S. for each whole share of Common Stock into which the Exchangeable Preference Shares held of record by such holder are then exchangeable.

         Dividends on the Exchangeable Preference Shares are cumulative and have priority over dividend payments on the common shares of Tracker Canada. Dividends payable on each Exchangeable Preference Share shall be an amount equal to the product obtained by multiplying the applicable exchange rate (i.e., the rate at which Exchangeable Preference Shares may be exchanged into shares of Common Stock) by the Canadian dollar equivalent of dividends declared by Tracker U.S. on each share of the Common Stock of Tracker U.S. Tracker Canada must, within five business days following the declaration of a dividend by Tracker U.S., declare a dividend on the Exchangeable Preference Shares in such amount. Tracker U.S. has agreed, for the benefit of the holders of the Tracker Canada Exchangeable Preference Shares, not to declare and pay any cash dividends on its Common Stock unless it also causes Tracker Canada to declare and pay cash dividends on the Exchangeable Preference Shares at the same time and in the same manner as the dividends paid on the Tracker U.S. Common Stock. In addition, Tracker U.S. has agreed to provide Tracker Canada with such funds as may be necessary to pay any such dividends to holders of the Exchangeable Preference Shares. Tracker U.S. has never paid any cash dividends on its Common Stock and does not intend to pay any cash dividends in the foreseeable future. Accordingly, it is unlikely that any dividends will be paid on the Exchangeable Preference Shares.

         The Exchangeable Preference Shares are nonredeemable and, except under circumstances involving the nonpayment of dividends comparable to those paid on shares of the Tracker U.S. Common Stock as described above, generally are not entitled to vote on matters put before the shareholders of Tracker Canada. If, however, within the 12 months immediately following payment of any dividend upon the Tracker U.S. Common Stock, Tracker Canada does not declare and pay an equivalent dividend on the Exchangeable Preference Shares, then the holders of the Exchangeable Preference Shares will be entitled to exercise 51% of the voting rights in Tracker Canada until such equivalent dividend has been paid.

         Holders of the Tracker Canada Exchangeable Preference Shares are entitled upon any liquidation, dissolution or winding-up of Tracker Canada, before any distribution is made to the holders of the common shares of Tracker Canada or any other shares junior to the Exchangeable Preference Shares, to an amount equal to the Basic Liquidation Amount, together with an amount equal to all dividends accrued and unpaid on such Exchangeable Preference Shares. The "Basic Liquidation Amount" per Exchangeable Preference Share is on any date the Canadian dollar equivalent of an amount equal to (a) the aggregate value on such date of the property and assets of Tracker U.S. available for distribution to the holders of Tracker U.S. Common Stock on such date divided by
(b) the sum of (i) the number of shares of Tracker U.S. Common Stock issued and outstanding on such date plus (ii) the product of the number of Exchangeable Preference Shares issued and outstanding on such date multiplied by the applicable exchange rate. The Basic Liquidation Amount (excluding unpaid dividends) may be satisfied at Tracker Canada's option in cash or by causing the distribution to each holder of Exchangeable Preference Shares of the number of shares of the Common Stock of Tracker U.S. equal to the product of the number of Exchangeable Preference Shares registered in the name of such holder by the applicable exchange rate. Tracker U.S. has agreed to provide Tracker Canada such funds as may be necessary to satisfy the liquidation value to which the holders of the Exchangeable Preference Shares are entitled. In lieu of providing such funds to Tracker Canada, Tracker U.S. may satisfy its obligation with respect to the payment of the liquidation value of the Exchangeable Preference shares by issuing to each holder of Exchangeable Preference Shares the number of shares of the Common Stock of Tracker U.S. for which such holder is then entitled to exchange such shares.


PREFERRED STOCK

         Tracker U.S. has an authorized class of 500,000 shares of undesignated Preferred Stock, par value $0.001 per share. The Board of Directors is authorized, subject to any limitations prescribed by law, without further action of the stockholders of Tracker U.S., to issue from time to time such shares of Preferred Stock in one or more classes or series. The Board is also authorized to fix or alter the designations, preferences and rights and any qualifications, limitations or restrictions of the shares of each such class or series of Preferred Stock, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any class or series or the designations of such class or series. It is possible that the Board could issue, without stockholder approval, Preferred Stock with voting or dividend rights that could adversely affect the voting power and dividend rights of the holders of the Common Stock and the Voting Stock. In addition, under certain circumstances such Preferred Stock could be used as a means of discouraging, delaying or preventing a change in control of Tracker U.S.

         As of June 25, 1996, the only Preferred Stock outstanding was 100 shares of the Company's $1,000.00 6% Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock") and 250 shares of the Company's Series B $1,000.00 6% Cumulative Convertible Preferred Stock (the "Series B Convertible Preferred Stock"). The Convertible Preferred Stock is not redeemable and, except as otherwise provided by law, is non-voting. Subject to the prior right of the holders of any shares of any series of Preferred Stock ranking prior to the shares of Convertible Preferred Stock with respect to dividends, the holders of the Convertible Preferred Stock are entitled to receive when, as and if declared by the Board of Directors: (i) quarterly dividends payable in cash out of funds legally available for such purpose on the last day of July 1996 and October 1996 (each such date being referred to herein as a "Quarterly Dividend Payment Date") at an annual rate of $60.00 per share; or, (ii) at the sole option of the Company, quarterly dividends payable on each Quarterly Dividend Payment Date in additional shares of Convertible Preferred Stock at an annual rate of 0.06 additional shares per share of Convertible Preferred Stock then outstanding.

         In the event of any liquidation, dissolution or winding up of the Company, the holders of the Convertible Preferred Stock are entitled to receive, prior to any distribution of any of the assets or funds of the Company to the holders of the Common Stock or any other shares of stock of the Company ranking as to such a distribution junior to the Convertible Preferred Stock, an amount equal to $1,000.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus an amount equal to any accrued but unpaid dividends thereon to the date fixed for payment of such distribution. Upon payment of the full preferential amount, the holders of the Convertible Preferred Stock are not entitled to any further participation in any distribution of assets by the Company.

         Each share of Convertible Preferred Stock is convertible, at the option of the holder, without the payment of any additional consideration, and at any time, into such number of shares of Common Stock as is determined by dividing $1,000.00 plus the amount of any accrued but unpaid dividends through the date such holder's conversion notice is received by the Company by the Conversion Price (as hereafter defined). The "Conversion Price" shall be equal to that amount which is 33% less than the average of the published OTC Bulletin Board closing bid prices for the Company's Common Stock for the five (5) trading days preceding, at the election of the holder, the date such holder's subscription to purchase the Convertible Preferred Stock was accepted by the Company or the date such holder's conversion notice is received by the Company; provided, however, that the Conversion Price shall in no event be less than $0.15. If the number of shares of Common Stock outstanding at any time after the date of issuance of the Convertible Preferred Stock is increased or decreased by a stock dividend, stock split, or combination or reclassification of the outstanding shares of Common Stock, the Conversion Price shall be appropriately decreased or increased so that the number of shares of Common Stock issuable on conversion shall be increased or decreased in proportion to such increase or decrease in the outstanding shares of Common Stock.

         The Series B Convertible Preferred Stock is identical in all material respects to the Convertible Preferred Stock except that the Quarterly Dividend Payment Dates are August 1996 and November 1996 rather than July 1996 and October 1996.

COMMON WARRANTS

         As of June 25, 1996, there were warrants ("Common Warrants") to purchase 750,000 shares of Common Stock, subject to adjustment, outstanding held by two holders. The Common Warrants entitle the holders thereof to purchase one share of Common Stock for the period commencing on July 12, 1995 and ending on the first date after July 12, 1996 on which the Common Stock can be purchased at a legally marginable price under applicable laws, rules and regulations. The per share exercise price of the Common Warrants, subject to adjustments, is $5 per share.

MERCHANT PARTNERS OPTION

         As of June 25, 1996, there was outstanding an option (the "Merchant Partners Option") to purchase 900,000 shares of Common Stock, subject to adjustment, held by one holder. The Merchant Partners Option is divided into three tranches. Tranche I entitles the holder to purchase 200,000 shares through July 10, 1998 at an exercise price of $0.50 per share, subject to adjustment. Tranche II entitles the holder to purchase 450,000 shares through July 10, 1999 at an exercise price of $0.75 per share, subject to adjustment; provided, however, that Tranche II is not exercisable unless and until the Company enters into one or more Sales Contracts (as defined in the agreement) with a Prospect (as defined below) before April 10, 1997. Tranche III entitles the holder to purchase 250,000 shares through July 10, 2001 at an exercise price of $1.00 per share, subject to adjustment; provided, however, that Tranche III is not exercisable unless and until the Company enters into one or more Sales Contracts with a term of three years or more with a Prospect before July 10, 1999. A Prospect means Signature Financial/Marketing Inc., and all of its subsidiaries, Montogomery Ward & Co. Incorporated, Montgomery Ward Direct, L.P., ValueVision International, Inc., and all other subsidiaries of Montgomery Ward & Co. Incorporated. Merchant Partners, L.P. is an affiliate of each Prospect.

TODA WARRANT

         As of June 25, 1996, there was outstanding a warrant (the "TODA Warrant") to purchase 200,000 shares of Common Stock at an exercise price of $0.40 per share, subject to adjustment, through May 30, 2001.

CRG SHARES AND OPTIONS

         As of June 25, 1996, the Company had agreed to issue to its investor relations firm ("CRG") options to purchase 100,000 shares at an exercise price of $2.00 per share through November 19, 1996, 100,000 shares at an exercise price of $2.40 per share through November 19, 1997, 100,000 shares at an exercise price of $2.60 per share through November 19, 1998, 100,000 shares at an exercise price of $2.80 per share through November 19, 2000, and 100,000 shares at an exercise price of $3.00 per share through November 19, 2000. In addition, the Company may issue to CRG 326,000 shares of Common Stock in lieu of cash compensation.

CONVERTIBLE DEBENTURES

         As of July 22, 1996, Tracker U.S. had outstanding an aggregate principal amount of $420,000 of its 15% one-year convertible subordinated debentures (the "First Series Convertible Debentures"). The interest payments are payable monthly in advance commencing on August 1, 1995. The principal balance together with any accrued but unpaid interest shall be paid on August 1, 1996. The First Series Convertible Debentures may be converted into shares of Common Stock, in whole or in part, from October 1, 1995 through December 1, 1996 at a conversion rate of $0.4375 per share of Common Stock. The First Series Convertible Debentures are subordinated to all other indebtedness incurred by Tracker U.S.

         In addition, as of July 22, 1996, Tracker U.S. had outstanding an aggregate principal amount of $730,000 of its 15% convertible subordinated debentures (the "Second Series Convertible Debentures"). The interest payments are payable monthly in advance commencing on October 1, 1995. The principal balance together with any accrued but unpaid interest shall be paid on October 1, 1996. The Second Series Convertible Debentures outstanding as of June 25, 1996 may be converted into shares of Common Stock, in whole or in part, from October 1, 1995 through December 1, 1996 at various conversion rates, the weighted average of which is $1.00143 per share of Common Stock. The Second Series Convertible Debentures are subordinated to all other indebtedness incurred by Tracker U.S. The Board of Directors has authorized the issuance of up to an additional $810,471 aggregate principal amount of Second Series Convertible Debentures with a conversion price to be not less than $0.9375 per share.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

         Under Tracker U.S.'s Certificate of Incorporation, assuming, as of July 22, 1996, (i) the conversion of all the Convertible Debentures into shares of Common Stock, (ii) the exchange of all Exchangeable Preference Shares, (iii) the conversion of all the Convertible Preferred Stock, (iv) the exercise of the Merchant Partners Option, and (v) the exercise of the TODA Warrant, there will be 8,567,518 shares of Common Stock and 500,000 shares of Preferred Stock available for future issuance generally without stockholder approval. The Board of Directors is authorized, subject to any limitations prescribed by law, without further action of the stockholders of the Company, to issue from time to time additional shares of Common Stock and Preferred Stock. These additional shares may be utilized for a variety of corporate purposes, including for example a future public offering or private placement to raise additional capital or to facilitate corporate acquisitions.

         One of the effects of the existence of unissued and unreserved Common Stock and Preferred Stock may be to enable the Board of Directors to issue shares to persons friendly to current management or to issue Preferred Stock with terms that could render more difficult or discourage an attempt to obtain control of Tracker U.S. by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of Tracker U.S.'s management. Such additional shares could also be used to dilute the stock ownership of persons seeking to obtain control of Tracker U.S.

REGISTRATION RIGHTS

         In the Reorganization Agreement, Tracker U.S. covenanted to the Trustee, the Montreal Trust Company of Canada, for the express benefit of the holders of the Exchangeable Preference Shares, that Tracker U.S. will, (i) on or before July 12, 1995 (subject to postponement or delay for up to 120 days under certain circumstances), file a registration statement under the Securities Act, covering the exchange of the Exchangeable Preference Shares for the Reserved Common Shares (the "Share Exchange Offer") and the resale of the Reserved Common Shares received pursuant to the Share Exchange Offer, (ii) use its best efforts to cause such registration statement to become effective, and (iii) use its best efforts to keep the registration statement current, at its expense, for a one year period following July 12, 1995. This Prospectus is part of a registration statement filed by Tracker U.S. under the Securities Act pursuant to the Reorganization Agreement. In addition, if during the two year period commencing with July 12, 1997 and ending July 12, 1999, Tracker U.S. proposes to register any of its equity securities under the Act for sale for cash (otherwise than in connection with the registration of securities issuable pursuant to an employee stock option, stock purchase or similar plan or pursuant to a merger, exchange offer or a transaction of a type specified in Rule 145(a) under the Act), Tracker U.S. shall (a) give the holders of the then outstanding Exchangeable Preference Shares notice of the proposed registration, (b) upon request of a holder, use its best efforts to register the Share Exchange Offer and the resale of the Reserved Common Shares received pursuant to the Share Exchange Offer, and (c) use its best efforts to cause such registration to become and remain effective. No assurance can be given, however, that any such registration statement referred to in the immediately preceding sentence will be filed between July 12, 1997 and July 12, 1999, and Tracker U.S. has no legal duty to file a registration statement during such period.

         The holder of 250,000 shares of Common Stock and Common Warrants to purchase 250,000 shares of Common Stock has contractual rights to demand that such shares and the shares underlying such Common Warrants be registered under the Securities Act during the one year period between July 12, 1995 and July 12, 1996, if no current registration statement by Tracker U.S. is on file covering the shares of Common Stock. All expenses in connection with such registration shall be borne by Tracker U.S. with respect to the first demand registration, except that the holder shall pay all underwriting discounts and selling commissions and all fees and disbursements of any special counsel to any seller of the securities being registered. The costs of any subsequent demand registrations shall be borne by the holder. This Prospectus is part of a registration statement filed to register these shares and the shares underlying such Common Warrants under the Securities Act.

         The holder of common warrants to purchase 500,000 shares of Common Stock has contractual rights to demand that the shares underlying such common warrants be registered under the Securities Act during the one year period between July 12, 1995 and July 12, 1996, if no current registration statement by Tracker U.S. is on file covering the securities comprising or underlying the shares and warrants. The holder shall have such rights, however, only if such holder exercises his common warrants to purchase 500,000 shares of Common Stock in full prior to making any such demand. No such exercise has yet occurred. Tracker U.S. may postpone or delay such demand registration under certain circumstances. All expenses in connection with such registration shall be borne by Tracker U.S. with respect to the first demand registration, except that the holder shall pay all underwriting discounts and selling commissions and all fees and disbursements of any special counsel to any seller of the securities being registered. The costs of any subsequent demand registrations shall be borne by the holder.

         The holder of 800,000 shares of Common Stock has the right to demand that such shares be registered under the Securities Act during the five year period ending on March 15, 2000. Such holder's shares are registrable at its own expense.

         Holders of the First Series Convertible Debentures have the right to demand that the shares of Common Stock underlying such Convertible Debentures be registered under the Securities Act. Tracker U.S. must file a registration statement within 30 business days after it receives notices of conversion that represent, in the aggregate, 50% or more of the then unpaid principal balance of all outstanding First Series Convertible Debentures and in any event evidencing First Series Convertible Debentures with an outstanding principal balance of at least $300,000. Tracker U.S. shall use its best efforts to cause such registration statement to become effective by December 1, 1996. All expenses of such registration, other than underwriting discounts and commissions, shall be paid by Tracker U.S. This Prospectus is part of a registration statement filed to register the shares underlying such First Series Convertible Debentures under the Securities Act.

         Holders of the Second Series Convertible Debentures have the right to demand that the shares of Common Stock underlying such Convertible Debentures be registered under the Securities Act. Tracker U.S. must file a registration statement within 30 business days after it receives notices of conversion that represent, in the aggregate, 50% or more of the then unpaid principal balance of all outstanding Second Series Convertible Debentures and in any event evidencing Second Series Convertible Debentures with an outstanding principal balance of at least $300,000. Tracker U.S. shall use its best efforts to cause such registration statement to become effective by December 1, 1996. All expenses of such registration, other than underwriting discounts and commissions, shall be paid by Tracker U.S. This Prospectus is part of a registration statement filed to register the shares underlying such Second Series Convertible Debentures under the Securities Act.

         The holder of 25,000 shares of Common Stock has the right to have such shares included in the first registration statement filed by the Company following the issuance of such shares. This Prospectus is part of a registration statement filed to register such shares under the Securities Act.

         The holder of the Merchant Partners Option has (i) two demand registration rights pursuant to which it can require the Company to register the Common Stock owned by the holder and maintain the effectiveness of such registration for at least 90 days, in each case at the holder's and the Company's expense on an equal basis; (ii) the right to include its shares in any registration statement filed by the Company (subject to certain exceptions) at the Company's expense; and (iii) the right to include its shares in the registration statement of which this Prospectus is a part. This Prospectus is part of a registration statement filed to register the 900,000 shares underlying the Merchant Partners Option under the Securities Act.

         The holder of the TODA Warrant has the right to have the shares underlying such warrant included in any registration statement filed by the Company (subject to certain exceptions) at the Company's expense. This Prospectus is part of a registration statement filed to register the 200,000 shares underlying the TODA Warrant under the Securities Act.

         The shares which may be issued to CRG are required to be freely tradeable shares. This Prospectus is a part of a registration statement filed to register the 326,000 CRG Shares and the 500,000 shares underlying the CRG Options under the Securities Act.

         The holder of 112,500 shares of Common Stock has the right to have such shares registered. This Prospectus is a part of a registration statement filed to register such shares under the Securities Act.

DIRECTORS' LIABILITY

         As authorized by the Delaware General Corporation Law (the "DGCL"), the Certificate of Incorporation of Tracker U.S. provides that no director of Tracker U.S. shall be personally liable to Tracker U.S. or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Tracker U.S. or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock purchases, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate the rights of Tracker U.S. and its stockholders (through stockholders' derivative suits on behalf of Tracker U.S.) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through
(iv) above. In addition, the Certificate of Incorporation provides that any repeal or modification of this provision by stockholders of Tracker U.S. will not adversely affect any right or protection of a director existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. This provision does not limit or eliminate the rights of Tracker U.S. or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

         The Certificate of Incorporation of Tracker U.S. requires Tracker U.S. to indemnify its directors and officers against expenses and certain other liabilities arising out of their conduct on behalf of Tracker U.S. to the maximum extent and under all circumstances provided by law. In addition, the Bylaws of Tracker U.S. provide more particularly that directors and officers of Tracker U.S. shall be indemnified against expenses and certain other liabilities arising out of legal actions brought or threatened against them for their conduct on behalf of Tracker U.S., provided that each such person acted in good faith and in a manner he reasonably believed was in or not opposed to the best interest of Tracker U.S. Indemnification by Tracker U.S. is available in a criminal action only if such person also had no reasonable cause to believe that his conduct was unlawful. In the case of an action by or in the right of Tracker U.S., indemnification is available if such person acted in good faith and in a manner that he reasonably believed was in or not opposed to the best interests of

Tracker U.S., except as regards a person adjudged to be liable to Tracker U.S., unless a court shall determine that such person is fairly and reasonably entitled to indemnity for certain expenses. The provisions of the Certificate of Incorporation and Bylaws relating to indemnification cannot be amended absent the approval of two-thirds of the combined voting power of the voting stock of Tracker U.S.

         Tracker U.S. has entered into substantially identical indemnification agreements with each of its directors. Tracker U.S. has agreed, to the full extent permitted by the DGCL, as amended from time to time, to indemnify each indemnitee against all loss and expense incurred by, or as a result of any threat of, his being named a party to any completed, pending or threatened action, suit or proceeding whether civil, criminal, administrative or investigative by reason that he was a director, officer, employee or agent of Tracker U.S. or any of its affiliates, or because Tracker U.S. has a right to judgment in its favor because of his position with Tracker U.S. The indemnitee will be indemnified so long as he acted in good faith and in a manner reasonably believed by him to be in or not opposed to the best interest of Tracker U.S. The agreements provide that the indemnification thereunder is not exclusive of any other rights the indemnitees may have under the Certificate of Incorporation, Bylaws or any agreement or vote of stockholders, nor may the Certificate of Incorporation or Bylaws be amended to affect adversely the rights of any indemnitee.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Tracker U.S. pursuant to the foregoing provisions, Tracker U.S. has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is therefore unenforceable.

         At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of Tracker U.S. for which indemnification is being sought, nor is Tracker U.S. aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

         Tracker U.S. is subject to Section 203 of the DGCL ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth below) with an "Interested Stockholder" (defined as a person with 15% or more of a corporation's outstanding voting stock) for three years following the date such person became an Interested Stockholder unless: (i) before such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction in which the Interested Stockholder became an Interested Stockholder; (ii) upon consummation of the transaction that resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers and employee stock ownership plans in which employee participants do not have the right to determine confidentially whether shares subject to the plan will be tendered in a tender or exchange offer); or
(iii) on or following the date on which such person became an Interested Stockholder, the Business Combination is (x) approved by the board of directors of the corporation and (y) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66-2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

         Section 203 defines a Business Combination to include: (i) any merger or consolidation with an Interested Stockholder or any affiliate or associate thereof; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation; (iii) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of any stock of the corporation or such subsidiaries to the Interested Stockholder, except (x) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the corporation or any subsidiary which were outstanding prior to the time the stockholder became an Interested Stockholder or (y) pursuant to a transaction which effects a pro rata distribution to all stockholders of the corporation; (iv) any transaction involving the


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
corporation or certain subsidiaries thereof that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments or as a result of the purchase or redemption of shares not caused by the Interested Stockholder); or (v) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND
BYLAWS

         Certain provisions of the Certificate of Incorporation and the Bylaws of Tracker U.S. could have an anti-takeover effect. The Certificate of Incorporation and Bylaws contain provisions that will increase the probability that, if an unsolicited attempt is made to acquire Tracker U.S., the public stockholders will be treated fairly by virtue of the provisions which: (i) provide that directors may only be removed by a two-thirds (2/3) vote of the stockholders; (ii) limit the rights of stockholders to amend certain provisions of the Certificate of Incorporation and Bylaws; (iii) eliminate the rights of stockholders to take action by written consent (except by unanimous written consent) and limit the rights of stockholders to call special meetings of the stockholders; (iv) limit the rights of stockholders to bring new business before special meetings; and (v) impose certain restrictions, including approval by the holders of two-thirds (2/3) of the outstanding stock, on certain business combinations. The provisions will also encourage any person intending to attempt such acquisitions to negotiate with the Board of Directors and curtail such person's use of his dominant interest to control both sides of the negotiations. Under such circumstances, the Board of Directors may be better able to make and implement reasoned business decisions and protect the interests of stockholders.

         NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES. The Certificate of Incorporation and Bylaws provide that the Board of Directors will consist of not less than three nor more than eleven members, the exact number to be determined from time to time by the affirmative vote of a majority of directors then in office. Moreover, the Certificate of Incorporation and Bylaws provide that directors may be removed, with or without cause, by a vote of the holders of two-thirds (2/3) of the then outstanding shares of Common Stock. This provision, when coupled with the provision authorizing only the Board of Directors to fill vacant directorships, may make it more difficult for a stockholder to remove incumbent directors and simultaneously gain control of the Board of Directors by filling the vacancies created by such removal with its own nominees. Moreover, this provision will also make it more difficult to remove a director when the only reason for such removal may be dissatisfaction with the performance of such director.

         These removal provisions could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of Tracker U.S., even though such an attempt might be beneficial to Tracker U.S. and its stockholders. Accordingly, stockholders could be deprived of certain opportunities to sell their stock at a temporarily higher market price.

         CLASSIFIED BOARD OF DIRECTORS. The Bylaws provide that the Board of Directors is divided into three classes of directors, with the classes to be as nearly equal in size as possible. The Certificate of Incorporation and Bylaws provide that approximately one-third (1/3) of the directors will continue to serve until the 1997 annual meeting of stockholders, approximately one-third (1/3) will continue to serve until the 1998 annual meeting of stockholders, and approximately one-third (1/3) will continue to serve until the 1999 annual meeting of stockholders.

         The classification of directors may have the effect of making it more difficult for stockholders to change the composition of the Board of Directors. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Such a delay may help ensure that the directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of Tracker U.S. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the Board of Directors would be beneficial to Tracker U.S. and its


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
stockholders and regardless of whether or not a majority of the stockholders believe that such a change would be desirable.

         The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Tracker U.S., even though such an attempt might be beneficial to Tracker U.S. and its stockholders. The classification of the Board of Directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of stock by purchasers whose objective is to take control of Tracker U.S. and remove a majority of the Board of Directors, the classification of the Board of Directors could tend to reduce the likelihood of fluctuations in the market price of the Common Stock that might result from accumulations of large blocks. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of Common Stock at a higher market price than might otherwise be the case.

         SPECIAL MEETINGS OF STOCKHOLDERS. The Certificate of Incorporation provides that special meetings of stockholders may be called only by (i) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board), or (ii) the Chairman or the Deputy Chairman of the Board of Directors or the President, or (iii) a stockholder who owns 20% or more of the issued and outstanding Common Stock (a "20% Stockholder"). Special meetings may not be called by stockholders other than 20% Stockholders. This provision will make it more difficult for stockholders other than 20% Stockholders to take action opposed by the Board of Directors.

         STOCKHOLDER ACTION BY WRITTEN CONSENT. The Certificate of Incorporation provides that any action required to be taken or which may be taken by holders of Common Stock must be effected at a duly called annual or special meeting of such holders, or by the unanimous written consent of such stockholders. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the persons set forth above. The provisions of the Certificate of Incorporation prohibiting stockholder action by written consent unless the same is unanimous would prevent the holders of a majority of the voting power of Tracker U.S. from using the written consent procedure available under the DGCL to take stockholder action without giving all the stockholders of Tracker U.S. entitled to a vote on a proposed action the opportunity to participate in determining such proposed action.

         ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS. The Bylaws provide that stockholders seeking to bring business before an annual or special meeting of stockholders must provide timely notice thereof in writing to the Secretary of Tracker U.S. To be timely, this notice must be received at the principal executive offices of Tracker U.S. not less than 90 days nor more than 120 days prior to the meeting. If less than 100 days' notice of the meeting is given to stockholders, then the notice of a stockholder's proposal must be received not later than the tenth day following the date the notice of the meeting was mailed. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and, in the event that such business includes a proposal to amend either the Certificate of Incorporation or the Bylaws, the language of the proposed amendment; (ii) the name and record address of the stockholder proposing such business; (iii) the class and number of shares of capital stock of Tracker U.S. that are beneficially owned by such stockholder; and (iv) any material interest of such stockholder in such business. The provision requiring timely notice of stockholder business ensures both orderly meetings and an adequate opportunity for the Board of Directors to review business to be decided at such meetings. This provision, however, may also preclude some stockholders from bringing matters before the stockholders and directors at an annual or special meeting.

         SPECIAL VOTING REQUIREMENTS FOR CERTAIN TRANSACTIONS; FAIR PRICE PROVISION. The Certificate of Incorporation provides that any Business Combination (as defined therein), including any merger, consolidation, sale, joint venture, plan of liquidation or recapitalization, with an Interested Stockholder (as hereinafter defined for purposes of this provision only) shall require the affirmative vote of not less than two-thirds (2/3) of the votes entitled to be cast by the holders of all the then outstanding shares of voting stock in the election of directors, voting together as a single class, excluding any voting stock beneficially owned by such Interested Stockholder. Such affirmative vote is required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be required, by law or otherwise.

         The two-thirds (2/3) vote requirement shall not apply to a particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or otherwise, if such Business Combination is approved by a majority of the Continuing Directors (as hereinafter defined) or certain conditions shall have been met regarding the amount and form of the consideration (the "fair price") to be received by the stockholders of Tracker U.S. in such Business Combination. Generally, the "fair price provision" will have been satisfied if the price received by the holders of shares of Common Stock or other class of voting stock is not less than the higher of (i) the highest price paid by the Interested Stockholder when acquiring any of its shares of Common Stock or other class of stock, as applicable, during the two-year period preceding the first public announcement of the Business Combination or the transaction in which it became an Interested Stockholder, or (ii) the fair market value of such stock on the date of such public announcement or the date on which the Interested Stockholder became such.

         The fair price provision is intended to provide some protection against certain forms of takeover techniques including two-tiered offers in which the acquirer seeks as a first step to acquire a controlling equity interest in a company and then as a second step to acquire the remaining equity interest with cash or securities that have a value substantially below the consideration paid to acquire control. Tracker U.S. believes that the fair price provision will help assure that all of the stockholders will be treated fairly if certain kinds of Business Combinations are effected. However, the fair price provision may make it more difficult to accomplish certain transactions that are opposed by the incumbent Board of Directors and that could be beneficial to stockholders.

         The term "Interested Stockholder" for purposes of the fair price provision means any person (other than, among others, Tracker U.S. or any employee stock ownership plan of Tracker U.S. or any subsidiary), who is, or has announced an intention to become, the beneficial holder of voting stock representing 10% or more of the votes entitled to be cast by the holders of all the then outstanding shares of voting stock. The term "Continuing Director" means any member of the Board of Directors on the date the Certificate of Incorporation was filed and any member of the Board of Directors who thereafter becomes a member while such person is a member of the Board who is not an affiliate or associate of the Interested Stockholder and who was a member before the Interested Stockholder became an Interested Stockholder. All current directors of Tracker U.S. would be Continuing Directors.

         AMENDMENT OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION. Subject to the DGCL, the Certificate of Incorporation may generally be amended by the affirmative vote of a majority of the outstanding shares entitled to vote thereon, together with the affirmative vote of a majority of the outstanding shares of each class or series entitled to vote thereon as a class or series in accordance with the DGCL and the Certificate of Incorporation. Notwithstanding the foregoing, the amendment, modification or repeal of certain provisions of the Certificate of Incorporation regarding (i) the shares which Tracker U.S. shall have authority to issue, (ii) the management of the business and the conduct of the affairs of Tracker U.S., (iii) any proposed compromise or arrangement between Tracker U.S. and its creditors, (iv) the authority of stockholders to act by written consent or to call special meetings, (v) the indemnification of directors and officers, or (vi) the amendment of any of certain provisions of the Certificate of Incorporation and the Bylaws, requires the affirmative vote of the holders of at least two-thirds (2/3) of the combined voting power of all of the securities entitled to vote generally in the election of directors. In addition, the amendment, modification or repeal of the fair price provision and the other anti-takeover provisions of the Certificate of Incorporation requires the affirmative vote of at least two-thirds (2/3) of the combined voting power of all the securities entitled to vote generally in the election of directors. These voting requirements will make it more difficult for stockholders to make changes in the Certificate of Incorporation that would be designed to facilitate the exercise of control over Tracker U.S.

         AMENDMENT TO CERTAIN BYLAW PROVISIONS. The Bylaws may be altered, amended or repealed at any meeting of the Board of Directors or the stockholders; provided, however, that the notice of the proposed change was given in the notice of such meeting of the Board of Directors or of the stockholders, as the case may be. Notwithstanding the foregoing, the amendment, modification or repeal of certain provisions of the


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
Bylaws regarding (i) the authority of stockholders to call special meetings,
(ii) procedures by which stockholders may bring business before any meeting of stockholders, (iii) the number and election of directors; or (iv) the indemnification of officers and directors, requires the affirmative vote of the holders of at least two-thirds (2/3) of the combined voting power of the then outstanding shares entitled to vote generally in the election of directors voting together as a single class.


TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for Tracker U.S.'s Common Stock is Atlas Stock Transfer located in Salt Lake City, Utah.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As authorized by the Delaware General Corporation Law (the "DGCL"), the Certificate of Incorporation of the Registrant provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock purchases, or (iv) for any transaction from which the director derived an improper benefit. The effect of this provision is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. In addition, the Certificate of Incorporation provides that any repeal or modification of this provision by stockholders of the Registrant will not adversely affect any right or protection of a director existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. This provision does not limit or eliminate the rights of the Registrant or any stockholder to seek non-monetary relief such as an injunction or recission in the event of a breach of a director's duty of care.

         The Certificate of Incorporation of the Registrant requires the Registrant to indemnify its directors and officers against expenses and certain other liabilities arising out of their conduct on behalf of the Registrant to the maximum extent and under all circumstances provided by law. In addition, the Bylaws of the Registrant provide more particularly that directors and officers of the Registrant shall be indemnified against expenses and certain other liabilities arising out of legal actions brought or threatened against them for their conduct on behalf of the Registrant, provided that each such person acted in good faith and in a manner he reasonably believed was in or not opposed to the best interest of the Registrant. Indemnification by the Registrant is available in a criminal action only if such person also had no reasonable cause to believe that his conduct was unlawful. In the case of an action by or in the right of the Registrant, indemnification is available if such person acted in good faith and in a manner that he reasonably believed was in or not opposed to the best interests of the Registrant, except as regards a person adjudged to be liable to the Registrant, unless a court shall determine that such person is fairly and reasonably entitled to indemnity for certain expenses. The provisions of the Certificate of Incorporation and Bylaws relating to indemnification cannot be amended absent the approval of two-thirds of the combined voting power of the voting stock of the Registrant.

         The Registrant has entered into substantially identical indemnification agreements with each of its directors. The Registrant has agreed, to the full extent permitted by the DGCL, as amended from time to time, to indemnify each indemnitee against all loss and expense incurred by, or as a result of any threat of, his being named a party to any completed, pending or unthreatened action, suit or proceeding whether civil, criminal, administrative or investigative by reason that he was a director, officer, employee or agent of the Registrant or any of its affiliates, or because the Registrant has a right to judgment in its favor because of his position with


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
the Registrant. The indemnitee will be indemnified so long as he acted in good faith and in a manner reasonably believed by him to be in or not opposed to the best interest of the Registrant. The agreements provide that the indemnification thereunder is not exclusive of any other rights the indemnitees may have under the Certificate of Incorporation, Bylaws or any agreement or vote of stockholders, nor may the Certificate of Incorporation or Bylaws be amended to affect adversely the rights of any indemnitee.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy an is therefore unenforceable.

         At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant for which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.


                                  LEGAL MATTERS

         The validity of the issance of the shares of Common Stock offered hereby will be passed upon for the Company by Fennemore Craig, a Professional Corporation, Phoenix, Arizona.


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